Exhibit 10.17

XPLORE TECHNOLOGIES CORP.
TRANSACTION BONUS PLAN

Plan Overview. Xplore Technologies Corp. is formally adopting the Transaction Bonus Plan (the “Plan”) to establish a bonus program for senior management employees of the Company who are in a position to significantly impact the value received by the Company’s stockholders from a Transaction (as defined below) during the term of the Plan. The Plan is based upon the theory that senior management employees of the Company should be incentivized and rewarded in the event the Company consummates a Transaction. The Plan amends and restates in its entirety the Company’s transaction bonus pool adopted in 2006.

Definitions. Unless the context otherwise requires, the following words as used herein shall have the following meanings:

“Administrator” means the Board of Directors of the Company, unless the Board determines to appoint a committee of the Board to administer the Plan.

“Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

“Board” means the entire Board of Directors of the Company.

“Cause” means any one or more of the following, as determined by the Board in its sole discretion: the Participant’s (a) commission of an act or acts involving any breach of fiduciary duty or fraud; (b) misconduct having an adverse effect on the Company or any of its Affiliates or commission of an act or acts of embezzlement or theft against the property or personnel of the Company or its Affiliates involving a potential loss of more than a nominal amount; (c) conviction of, or a plea of guilty or nolo contendere to, (i) a felony or (ii) any other criminal offense and such conviction or plea results in an adverse effect on the Company or its Affiliates; (d) repeated failure or refusal to perform the Participant’s duties for the Company; (e) abuse of alcohol, drugs or any controlled substance that interferes with the Participant’s ability to perform his or her duties or has an adverse effect on the Company or its Affiliates, monetarily or otherwise; (f) breach of any confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement with the Company or any of its Affiliates; or (g) violation of any written policy of the Company that has a material negative effect on the Company or its Affiliates, monetarily or otherwise. If a Participant and the Company have entered into an employment agreement or other similar agreement that specifically defines “cause,” then with respect to that Participant, “Cause” will have the meaning defined in the Plan for purposes of the Plan and in that agreement for purposes of that agreement. For purposes of the Plan, a Participant’s employment shall be deemed to have been terminated for Cause if, after the Participant’s termination of employment for any reason, facts and circumstances are discovered that would have justified, in the opinion of the Board, a termination for Cause.

“Company” means Xplore Technologies Corp., a Delaware corporation.

“Disability” means a condition rendering a Participant disabled, within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

“Effective Date” means August 6, 2013.

“Individual Bonus Multiplier” means, with respect to Mark Holleran, the Company’s Chief Operating Officer as of the Effective Date, 50%, with respect to Michael J. Rapisand, the Company’s Chief Financial Officer as of the Effective Date, 30%, and with respect to Bryan J. Bell, the Company’s Vice President of Engineering as of the Effective Date, 5%. The sum of the Individual Bonus Multipliers for all Participants as of the Effective Date is 85%. In the event the Administrator designates additional individuals as Participants in the Plan, the Administrator shall assign, in its sole discretion, an Individual Bonus Multiplier to such new Participant, provided that the aggregate Individual Bonus Multipliers for all Participants may not exceed 100%.

“Investment Amount” means, as of the Effective Date, $69,000,000, increased, on a dollar for dollar basis, by the amount of gross proceeds received by the Company in connection with the future issuance of any shares of capital stock or any securities convertible into or exchangeable for capital stock of the Company (including any indebtedness of the Company) after the Effective Date plus the aggregate amount of interest and dividends, if any, paid or payable in respect of such future issuances of such stock or securities ("Additional Investment").

“Named Executive Officers” means Mark Holleran, the Company’s Chief Operating Officer as of the Effective Date, Michael J. Rapisand, the Company’s Chief Financial Officer as of the Effective Date, and Bryan J. Bell, the Company’s Vice President of Engineering as of the Effective Date.

“Net Proceeds” means, with respect to a Transaction, the aggregate dollar value of the consideration actually received by the Company’s stockholders pursuant to the terms of such Transaction in respect to their equity interests (excluding any assumption of liabilities or other indebtedness by any counterparty and any Transaction Expenses incurred by the Company in connection with the Transaction). Any such consideration received by the Company’s stockholders in the form of property or securities will be deemed to have the value of such consideration, as determined in good faith by the Board. If non-cash consideration is provided pursuant to the terms of the Transaction, then the Plan bonus payments received by the Participants shall consist of the same type of non-cash consideration or the same relative ratio of cash and such non-cash consideration as was received by the Company’s stockholders in respect of the Transaction.

“Net Proceeds Bonus Pool” means, with respect to a Transaction, the sum of (a) 5% times the Investment Amount (or 5% times the Net Proceeds, if the Net Proceeds is less than the Investment Amount), plus (b) 10% times any amount of Net Proceeds in excess of the Investment Amount, if any. For example, if the Net Proceeds from a Transaction is $109.5 million (and there has been no Additional Investment since the Effective Date such that the Investment Amount remains $69 million), then the Net Proceeds Bonus Pool would equal the sum of (a) 5% times $69 million ($3,450,000), plus (b) 10% times $40.5 million ($4,050,000), for a total of $7.5 million.

“Participant” means each of the Named Executive Officers and any other senior management employee of the Company eligible to receive a bonus under the Plan, as determined by the Administrator, provided that any individual (a) whose employment is terminated by the Company for Cause at any time or who voluntarily resigns from the Company prior to the closing of a Transaction shall cease to be a Participant as of the date of termination, (b) who violates Section 5(f) or breaches any confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement with the Company or any of its Affiliates shall cease to be a Participant as of the date of such violation or breach, or (c) who ceases to be eligible for a payment under the Plan following the six month anniversary of their termination of employment pursuant to Section 5(c) or 5(d) shall cease to be a Participant as of such six month anniversary; and, in each case of clause (a), (b) or (c) of this Section 2(m), such individual shall not be eligible for any payment or benefit hereunder.

“Plan” means this Xplore Technologies Corp. Transaction Bonus Plan, as may be amended by the Company from time to time.

“Transaction” means either of the following events: (i) the sale of all or substantially all of the outstanding securities of the Company, in a single transaction or series of related transactions, to an unrelated third party or parties; or (ii) the sale, lease, transfer or exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; provided, in each case, that such event qualifies as a “change in the ownership” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation section 1.409A-3(i)(5)(v) or section 1.409A-3(i)(5)(vii), respectively.

“Transaction Expenses” means, for any Transaction, the amounts, if any, paid or payable by the Company (or deducted from the consideration paid or payable under the terms of the Transaction) for broker fees and expenses, investment banking fees, legal and accounting fees and expenses, and any other out-of-pocket costs or expenses incurred by the Company that are related to such Transaction.

Eligibility to Participate. The Participants are eligible to participate in the Plan; provided that each Participant executes an Acknowledgment and Agreement of Participation. No Participant will be eligible for a payment hereunder unless he or she (or his or her representative in the event of the Participant’s death or Disability) timely executes, delivers and does not revoke a general release of claims against the Company and its Affiliates in a form, substantially the same as set forth in Exhibit A, to be furnished by the Company on or prior to the closing of a Transaction (the “Release Condition”).

Bonus Formula. The Plan bonus payable to a Participant for a Transaction will be the product of (a) the Net Proceeds Bonus Pool multiplied by (b) the Participant’s Individual Bonus Multiplier. For example, if the Net Proceeds Bonus Pool is $8 million, then a Participant having an Individual Bonus Multiplier of 10% would be eligible to receive a Plan bonus payment of $800,000 (determined as $8 million times 10%), less applicable withholding for taxes. The Participants as of the Effective Date would be eligible to receive the following gross amounts in the event of a Net Proceeds Bonus Pool of $8 million: Mark Holleran: $4 million (50% of $8 million), Michael Rapisand: $2.4 million (30% of $8 million), and Bryan Bell: $400,000 (5% of $8 million). For the avoidance of doubt, regardless of whether the aggregate Individual Bonus Multipliers for all Participants is equal to or is less than 100% at the time of a Transaction (or whether any Participant becomes ineligible to receive a bonus payment), the foregoing formula will continue to apply, and there shall be no reallocation of bonus payments to eligible Participants in respect of any amount by which the Net Proceeds Bonus Pool exceeds the aggregate gross payable Plan bonuses.

Time of Payment; Termination of Employment; Forfeiture.

In General. Subject to the provisions of Section 3, payments will be made to the eligible Participants on the same schedule and under the same terms and conditions as apply to the payment of Transaction consideration to the stockholders of the Company in respect of their equity interests in accordance with the requirements of Treasury Regulation section 1.409A-3(i)(5)(iv). For avoidance of doubt, each bonus payable for such Transaction will be paid to the eligible Participants in cash, in-kind or in a combination of cash and non-cash consideration, in accordance with Section 2(k). Such payment (or payments) shall satisfy the Company’s entire obligation to any Participant under the Plan, and the Participant shall have no further right to any payments hereunder.

Continued Employment. Except as provided below, a Participant must be continuously employed by the Company or its Affiliate through the date of the closing of a Transaction to be eligible to receive a bonus payment under the Plan.

Death or Disability. If a Participant’s employment with the Company terminates due to the Participant’s death or Disability within six (6) months prior to the closing of a Transaction, the Participant (or his or her representative, estate or designated beneficiary) will be eligible to receive the bonus in accordance with Section 4, subject to the conditions provided herein (including compliance with any confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement with the Company or any of its Affiliates as provided under Section 2(m) and the Release Condition in Section 3), with any such payment to be paid in a lump sum to the Participant, his or her personal representative, estate or designated beneficiary, as applicable, at the time set forth in Section 5(a).

Involuntary Termination without Cause. If a Participant’s employment with the Company is involuntarily terminated by the Company other than for Cause within six (6) months prior to the closing of the Transaction, the Participant will be eligible to receive the Plan bonus in accordance with Section 4, subject to the provisions of the Plan (including compliance with any confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement with the Company or any of its Affiliates as provided under Section 2(m) and the Release Condition in Section 3), with any such payment to be paid in a lump sum at the time set forth in Section 5(a).

Voluntary Resignation or Termination with Cause. If a Participant’s employment with the Company is terminated by the Company for Cause or is terminated voluntarily by the Participant prior to the closing of a Transaction, then no bonus will be paid to such individual for the Transaction, in accordance with clause (a) of Section 2(m).

Non-Competition; Non-Solicitation. Notwithstanding anything to the contrary herein, a Participant shall cease to be a Participant and shall not be eligible for any payment under the Plan if the Board determines in its sole discretion that a Participant, prior to the closing of the Transaction, directly or indirectly, acting alone or together with any other person or entity, (a) engages in the design, manufacture, marketing or distribution of rugged personal computer devices of the same or a similar type as the Company designed, manufactured, marketed and distributed (or had in development) during the Participant’s employment with the Company (the “Business”); (b) solicits the business of any person or entity that is a customer of the Company, or was a customer of the Company during the 12 month period prior to the Participant’s termination of employment with the Company, in a manner that competes, directly or indirectly, with the Business of the Company; or (c) solicits to hire or hires any employee or consultant of the Company, or otherwise encourages any such individual to cease providing services to the Company. The term “Company” in this Section 5(f) shall mean the Company and/or any Affiliate of the Company.

Administration. The Administrator shall have the sole authority to interpret the provisions of the Plan and to make any and all determinations as to the eligibility for and amount of any bonuses paid under the Plan and any other decisions to be made in the administration and operation of the Plan. All such determinations and decisions shall be final, conclusive and binding on all interested parties and shall be afforded the maximum permissible deference upon judicial review. The Administrator (including any member of a body acting as the Administrator, if applicable, such as a member of the Board) shall not be personally liable by reason of carrying out his or her duties under the Plan.

Miscellaneous.

No Funding. The Company will not be required to segregate or physically set aside any funds or assets to satisfy any amount due under the Plan. Neither a Participant, nor any beneficiary nor any other person will be deemed to have any property interest, legal or equitable, in any specific asset of the Company with respect to any right to payment of any amount under the Plan. To the extent that any person becomes a Participant, his or her right to payment under the Plan will be no greater than, nor will it have any preference or priority over, the rights of any unsecured general creditor of the Company.

Amendment and Termination. The Plan will remain in effect until terminated by the Board. The Board has the power to amend or terminate the Plan at any time for any reason; provided that no amendment or action to terminate the Plan that would materially adversely affect the rights of any Participant shall be adopted without the written consent of such Participant.

Withholding of Taxes. The Company shall have the right to withhold an amount for taxes that in the determination of the Company is required to be withheld under law with respect to any amount due or paid under the Plan.

Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company; provided that the Company shall not be responsible for any costs or expenses incurred by any Participant in respect of his or her participation in the Plan.

No Prior Right or Offer. Except as expressly provided pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan or any other plan or program of the Company.

No Continued Employment. Neither the establishment of the Plan or the grant of an award thereunder will be deemed to constitute an express or implied contract of employment of any Participant for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

Binding upon Successors. The obligations of the Company under the Plan are and will be binding upon any successor corporation or organization that succeeds to substantially all of the assets and business of the Company, and the term “Company,” whenever used in the Plan, shall mean and include any such corporation or organization after such succession.

Other Plans. Nothing contained herein shall limit the Company’s power to grant bonuses to employees of the Company, whether or not they are Participants in the Plan.

Section 409A. Payments under the Plan are intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”) and the Plan shall be interpreted in accordance with such intention. For the avoidance of doubt, in no event shall the Company be liable for any tax, interest or penalty imposed under Section 409A or any damages for failing to comply with Section 409A.

Governing Law. This Plan will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

Exclusive Jurisdiction. All disputes or claims arising out of or relating to the Plan, participation therein or any obligations thereunder shall be brought in the United States District Court for the State of Delaware; provided that if such dispute or claim shall not satisfy applicable federal jurisdiction requirements, such dispute shall be brought in the state courts of the State of Delaware, located in the County of Kent. By executing and delivering to the Company the Acknowledgment and Agreement of Participation, each Participant irrevocably: (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives, to the fullest extent permitted by applicable law, any objection which he or she may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute; and (c) agrees that these provisions relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under applicable law.

Waiver of Jury Trial. By executing and delivering to the Company the Acknowledgment and Agreement of Participation, each Participant irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Plan.

EXHIBIT A: FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into on _____________, 20__ by and between __________ (“Executive”) and Xplore Technologies Corp. (“Employer”).

WHEREAS, Executive participated in the Xplore Technologies Corp. Transaction Bonus Plan (the “Plan”) as an employee of the Employer or its affiliate, and the parties wish to resolve all outstanding and/or possible claims and disputes between them;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.     In consideration for Executive’s promises, covenants and agreements in this Agreement and Agreement, Executive agrees to make a payment to Executive in the amount of [-], pursuant to the terms and subject to the conditions of the Plan. Executive would not otherwise be entitled to such payments but for his promises, covenants and agreements in this Agreement and General Release.

2.     The parties agree that the payments and benefits in Section 1 are in full, final and complete settlement of all claims set forth in Section 5 that Executive has or may have as of the date hereof against Employer, all of Employer’s related holding, parent or subsidiary entities, each of their past and present affiliates, and the respective officers, directors, shareholders, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”). Nothing in this Agreement shall be construed as an admission of liability by Employer or any other Releasee, and Employer specifically disclaims liability to or wrongful treatment of Executive on the part of itself and all other Releasees.

3.     Executive agrees that he will not encourage or assist any of Employer’s or Employer’s affiliate’s employees to litigate claims or file administrative charges against Employer or any other Releasee with respect to any claim based on events, facts or circumstances as of the date hereof; provided, however that Executive may provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case he agrees to notify Employer immediately of his receipt of such subpoena so that Employer has the opportunity to contest the same. If any court has or assumes jurisdiction of any action against Employer or any of its affiliates on behalf of Executive, Executive will promptly request that court to withdraw from or dismiss the matter with prejudice. Executive further represents that he has reported to Employer in writing any and all work-related injuries that he has suffered or sustained during his employment with Employer.

4.     Executive represents that he has not filed any complaints or charges against Employer or any of its affiliates with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement.

5.     Executive covenants not to sue, and fully and forever releases and discharges Employer and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates; provided, however, that nothing in this Agreement shall either waive any rights or claims of Executive (i) that arise after Executive signs this Agreement; (ii) to enforce the terms of this Agreement; (iii) for the provision of accrued benefits conferred to Executive or his beneficiaries under the terms of the Employer’s medical, dental, life insurance, expense reimbursement or “employee pension benefit plans” (within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and, if applicable, the ongoing obligations of the Employer with respect to the continuing employment by Employer or its affiliates of the Executive; or (iv) relating to the Executive’s outstanding equity securities in the Employer. This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, ERISA (including but not limited to fiduciary claims), the Family and Medical Leave Act, any and all statutory or common law provisions relating to or affecting Executive’s employment by Employer, claims for attorneys’ fees or costs, and any and all claims in contract, tort, or premised on any other legal theory. Executive acknowledges that he is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of Executive’s claims and potential claims against the Releasees to the maximum extent permitted by law. Notwithstanding any provision of this Agreement to the contrary, this general release does not include any claim for worker's compensation or unemployment benefits, and does not release or affect any claim that cannot be released by an agreement voluntarily entered into between private parties.

6.     Executive acknowledges that (i) he has been given at least twenty-one (21) calendar days after actual receipt of the Agreement to consider and execute the Agreement and that mutually agreed-upon changes, whether material or immaterial, do not restart the 21-day period; (ii) he has seven (7) calendar days from the date he executes this Agreement in which to revoke it; and (iii) this Agreement will not be effective or enforceable nor the amounts set forth in Section 1 paid until after the seven-day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to Xplore Technologies Corp., 14000 Summit Drive, Suite 900, Austin, TX 78728, Attention: Chief Financial Officer, by midnight on or before the seventh calendar day after Executive signs the Agreement. Executive agrees and acknowledges that if he chooses to sign this Agreement before 21 days after receiving it, he has done so voluntarily.

7.     Executive acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement. Executive hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

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8.     Executive agrees that he will treat the existence and terms of this Agreement as confidential and will not discuss the Agreement or its terms with anyone other than: (i) his counsel or tax advisor as necessary to secure their professional advice, (ii) his spouse, or (iii) as may be required by law.

9.     Executive agrees to refrain from making any unfavorable or disparaging comments, in writing or orally, about Employer, any of Employer’s operations, policies, or procedures, or about the Releasees. Notwithstanding the foregoing, it shall not be a violation of this Section for Executive to make truthful statements when required by order of a court or other body having jurisdiction, any governmental investigation or inquiry by a governmental entity, subpoena, court order, compulsory legal process or as otherwise may be required by law.

10.     This Agreement shall be binding on Employer and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

11.     This Agreement sets forth the entire agreement between Executive and Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter.

12.     Employer and Executive agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

13.     This Agreement may only be modified by written agreement signed by both parties.

14.     The parties agree that the possibility that such unknown claims exist was taken into account in determining the amount of consideration to be paid for the giving of this Agreement.

PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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Dated: _________________________	______________________________________
[EXECUTIVE]

XPLORE TECHNOLOGIES CORP.

Dated: _________________________	By:___________________________________